Exhibit 99.1

February 3, 2011

Dow Reports Fourth Quarter and Full-Year Results
Earnings Growth Driven by Broad-Based Sales Gains of More Than 20 Percent,(1)
Double-Digit Volume Growth, Margin Expansion and Record Equity Earnings

Fourth Quarter 2010 Highlights

•
The Company reported earnings of $0.37 per share, or $0.47 per share excluding certain items.(2) This compares with earnings of $0.08 per share in the year-ago period, or $0.18 per share excluding certain items.

•
Sales of $13.8 billion rose 22 percent versus the same quarter last year. Sales increased double-digits in all geographic areas and in all operating segments except Coatings and Infrastructure, which rose 6 percent.

•
Sequentially, sales rose 7 percent with increases in all geographic areas. Volume was up 3 percent and price rose 4 percent. Volume gains were led by Asia Pacific (8 percent) and Latin America (6 percent).

•	At a Company level, volume increased 12 percent versus the same quarter last year, with gains across all geographic areas and led by North America and Europe.

•	Health and Agricultural Sciences posted record fourth quarter sales of $1.3 billion. Volume grew 20 percent with gains in every geographic area, led by 35 percent growth in Latin America.

•	Price was up 10 percent, more than offsetting a $685 million increase in purchased feedstock and energy costs.

•
Sales from emerging regions were $4.5 billion, reaching a new quarterly record for the Company. This was driven by volume growth in Thailand (33 percent), India (31 percent), Russia (30 percent), and Brazil (14 percent).

•	Net debt(3) to total capitalization declined to 42.6 percent, 240 basis points below the Company’s year-end goal. This was primarily due to $1.8 billion of cash flow from operating activities.

•	Equity earnings reached an all-time quarterly record of $313 million.

•	EBITDA(4) was $1.9 billion, an increase of 30 percent versus the year-ago period.

•
At the Company level, EBITDA margin expanded more than 200 basis points, representing the seventh consecutive quarter of year-over-year margin expansion. Margin expanded in Plastics by 520 basis points. And Performance Products and Performance Systems together expanded margin by more than 230 basis points.

•	The Company continued to capture its growth synergies, delivering $1.1 billion in sales on a run-rate basis, more than double the Company’s year-end target of $500 million.

(1)	Sales, price and volume comparisons are presented excluding divestitures, unless otherwise noted.
(2)	See Supplemental Information at the end of the release for a description of these items.
(3)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and Cash equivalents.”
(4)
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA margin is defined as EBITDA as a percentage of reported sales. EBITDA and EBITDA margin are presented excluding certain items(2)  unless otherwise specified. A reconciliation of EBITDA to "Income from Continuing Operations Before Income Taxes" is provided following the Operating Segments table.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“This was a strong quarter for Dow and marked another significant milestone for our Company as we continued to deliver earnings growth. Broad-based sales increases and robust volume gains across the globe reflected the strength of our transformed business portfolio and wide geographic presence. We delivered record sales for both the quarter and the year in emerging markets, while our leadership positions in North America and Europe enabled us to capitalize on the economic recovery that appears to be gaining traction in those economies.

“We are extremely pleased that we have achieved our seventh consecutive quarter of year-on-year margin expansion. This, coupled with record levels of equity earnings and $1.8 billion in cash from operations, demonstrates that Dow is firmly on its trajectory for earnings growth.”

2010 Full-Year Highlights

•
Dow reported full-year 2010 earnings of $1.72 per share, or $1.97 per share excluding certain items. This compared to prior-year earnings of $0.32 per share, or $0.63 per share excluding certain items and discontinued operations.

•	Sales were $53.7 billion, up 26 percent versus the prior year, with sequential sales gains throughout the year.

•	Sales in the emerging geographies were $16 billion in the year, a record for the Company.

•
Sales in Asia Pacific exceeded $9 billion in the year for the first time in the Company’s history, and were up 25 percent. Dow continued to expand its presence in Asia Pacific during the year, with investments announced in Thailand, Korea, China and Vietnam.

•	Volume rose 12 percent at the Company level, with gains reported in all operating segments and across all geographic areas.

•	Price was up 14 percent, with notable gains in the Basics segments and in Performance Products. Price gains more than offset a $5 billion increase in purchased feedstock and energy costs.

•
EBITDA totaled $7.5 billion, a 36 percent increase versus 2009 EBITDA on a pro forma basis.(5) For the full year, the Company expanded EBITDA margin more than 200 basis points. All operating segments reported year-over-year margin expansion except Coatings and Infrastructure, which was impacted by continued weakness in the construction industry.

•	Equity earnings totaled more than $1.1 billion, matching the Company’s 2007 record performance.

•
Dow achieved its synergy commitments related to the acquisition of Rohm and Haas and reduced structural costs a full quarter ahead of schedule, with realized savings of $2.4 billion and an annual run-rate of $2.5 billion.

•	The Company delivered more than $4 billion of cash from operating activities, nearly double that of 2009, and reduced Dow’s net debt to total capitalization ratio 540 basis points below year-end 2009.

(5)	Reflects actual results for the last nine months of 2009 plus pro forma historical results for the first quarter of 2009 representing the combined historical information for Dow and Rohm and Haas.

	Three Months Ended
In millions, except per share amounts	Dec 31, 2010	Dec 31, 2009
Net Sales	$13,771	$12,466
Net Sales, excluding Divestitures	$13,771	$11,251

Net Income from Continuing Operations	$513	$178
Net Income from Continuing Operations, excluding Certain Items	$625	$286

Earnings per Common Share	$0.37	$0.08
Earnings per Common Share, excluding Certain Items	$0.47	$0.18

	Twelve Months Ended
In millions, except per share amounts	Dec 31, 2010	Dec 31, 2009
Net Sales	$53,674	$44,875

Net Income from Continuing Operations	$2,321	$566
Net Income from Continuing Operations, excluding Certain Items	$2,614	$955

Earnings per Common Share	$1.72	$0.32
Earnings per Common Share, excluding Certain Items and 2009 Discontinued Operations	$1.97	$0.63

Review of Fourth Quarter Results

Note: All sales, price and volume comparisons are presented excluding divestitures. EBITDA is presented on a reported basis, unless otherwise specified.

The Dow Chemical Company (NYSE: DOW) achieved sales of $13.8 billion in the fourth quarter of 2010, a 22 percent increase compared with the same period last year. Top-line growth was driven by a 12 percent increase in volume and a 10 percent increase in price. All operating segments reported double-digit sales gains except Coatings and Infrastructure, which rose 6 percent. Double-digit sales increases were also reported in all geographic areas, with the largest gain in North America (25 percent).

At a Company level, volume grew 12 percent, with gains reported in all operating segments except Coatings and Infrastructure (down 1 percent) and Chemicals and Energy (down 3 percent). Volume for combined Performance segments rose 11 percent versus the year-ago period, driven by gains in Health and Agricultural Sciences and Electronic and Specialty Materials.

On a geographic basis, double-digit volume growth was reported in all geographic areas except Asia Pacific, which was up 9 percent. Growth in the emerging geographies continued to be robust, particularly for the Performance segments, which reported a combined 13 percent increase in volume.  Volume growth also continued to be notable in Latin America and Eastern Europe, both of which reported double-digit increases.

Price rose 10 percent at the Company level. Price gains were broad-based, with increases in every geographic area, led by North America (12 percent) and Latin America (11 percent). All operating segments reported year-over-year price increases except Health and Agricultural Sciences (down 1 percent) and Electronic and Specialty Materials, which was flat with the year-ago period. The largest price gains were reported in the Basics segments, which increased a combined 16 percent. The Company’s price gains outpaced a $685 million increase in purchased feedstock and energy costs.

At a Company level, EBITDA excluding certain items rose $441 million, or 30 percent, to $1.9 billion. This represents the highest fourth quarter EBITDA since 2007. At the Company level, EBITDA margin expanded 209 basis points year-over-year. The Company has achieved year-over-year EBITDA margin expansion for seven consecutive quarters.

EBITDA margin expansion in the combined Performance segments was driven by Performance Systems and Performance Products, which together reported a 26 percent increase in EBITDA and margin expansion of more than 230 basis points. The combined Performance segments have now reported year-over-year margin expansion in six out of the last seven quarters.

Net income from continuing operations excluding certain items was $625 million, more than double the $286 million result in the fourth quarter of 2009.

Reported earnings for the quarter were $0.37 per share, compared with $0.08 per share in the same period last year. The Company earned $0.47 per share in the quarter, excluding certain items. This compares with earnings of $0.18 per share in the same quarter last year, excluding certain items.

Certain items in the current quarter consisted of asset impairments and related costs equivalent to $0.06 per share; an adjustment to the 2008 restructuring charge, which did not impact earnings per share; Rohm and Haas integration costs of $0.03 per share; an asbestos-related credit of $0.03 per share; additional costs and working capital adjustments of $0.01 per share related to the divestiture of Styron; and a $0.03 per share charge related to an obligation associated with a past divestiture. (See supplemental information at the end of the release for a description of certain items affecting results.)

Dow’s global operating rate was 81 percent, up 5 percentage points year-over-year. Sequentially, the Company’s operating rate fell 5 percentage points, in line with typical seasonal patterns.

Research and Development (R&D) expenses rose 6 percent versus the same period last year. The Company continued to preferentially invest in the technology pipeline of its Performance businesses, most notably Health and Agricultural Sciences, which reported a 14 percent increase in R&D investment.

Selling, General and Administrative (SG&A) expenses declined 6 percent from the same period last year despite a 3 percent increase in Health and Agricultural Sciences, which was driven by new product launches and commercial activities related to recent seed acquisitions, and increased spending to support the upcoming commercial launch of DOW™ POWERHOUSE™ solar shingles.

Equity earnings were $313 million, an all-time quarterly record for the Company. This was led by strong performance from Dow Corning, MEGlobal and the Company’s joint ventures in Kuwait. The Company’s full-year equity earnings of $1.1 billion represent a 54 percent increase from the previous year, excluding certain items in 2009.

The Company continued to surpass its growth synergy targets, delivering $1.1 billion in sales on a run-rate basis, or more than double the Company’s year-end target of $500 million. Sequentially, the Company’s run-rate grew 10 percent.

Net debt to total capitalization declined to 42.6 percent, or 240 basis points below the Company’s year-end goal, and the lowest level since the first quarter of 2009. This was primarily due to $1.8 billion of cash flow from operating activities.

“This was a strong quarter for Dow and marked another significant milestone for our Company as we continued to deliver earnings growth,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “Broad-based sales increases across the globe and robust volume gains reflected the strength of our transformed business portfolio and geographic presence. We delivered record sales for both the quarter and the year in emerging markets, while our leadership positions in North America and Europe enabled us to capitalize on the economic recovery that appears to be gaining traction.

“We are extremely pleased that we have achieved our seventh consecutive quarter of year-on-year margin expansion. This, coupled with record levels of equity earnings and $1.8 billion in cash from operations, demonstrates that Dow’s performance trajectory for earnings growth is firmly in place and is delivering.”

Electronic and Specialty Materials

Sales in the Electronic and Specialty Materials segment were $1.3 billion, up 13 percent from the same quarter last year, driven entirely by volume. The recovery in electronics end-markets continued, with solid double-digit demand growth reported in all Electronic Materials business units. In Asia Pacific, the business continued to report strong demand growth, with volume increasing 25 percent versus the year-ago period. The strongest demand growth in this region continued to be in the Display Technologies and Growth Technologies business units, both of which delivered volume improvements of more than 45 percent, driven in part by trends toward miniaturization that favor the business’ advanced packaging growth platform. Electronic Materials achieved several customer wins in the quarter related to next-generation chemical mechanical planarization pads, photoresists for leading edge memory production, and optical films used in liquid crystal display (LCD) televisions.

Sales in Specialty Materials rose 8 percent versus the same period last year, with volume gains in all global business units. Demand growth was also reported in all geographic areas. Dow Water and Process Solutions reported double-digit volume growth, with notable increases in demand for its reverse osmosis membranes and ion exchange resins, particularly in Asia Pacific and North America. Dow Microbial Control reported double-digit volume gains, with growth in all geographic areas. The business continued to see demand strength in energy end-markets in North America, as well as benefits from growth in personal care applications and trends toward more sustainable solutions.

Equity earnings were $126 million, reflecting continued solid performance at Dow Corning. This compares with equity earnings of $133 million in the same period last year. EBITDA for the segment was $424 million, which compares with EBITDA of $390 million in the same period last year.

Coatings and Infrastructure

Sales in Coatings and Infrastructure were $1.2 billion, up 6 percent compared with the same period last year. Volume fell 1 percent year-over-year, and price was up 7 percent. Volume gains in Dow Adhesives and Functional Polymers and Dow Building and Construction were not enough to offset a decline in Dow Coating Materials, which was impacted by a decrease in industrial coatings volume as the business focused on pricing in the epoxy envelope.

Dow Adhesives and Functional Polymers reported the largest demand growth in Latin America and Asia Pacific, partly due to solid demand for pressure sensitive adhesives and continued growth in thermal paper applications. Dow Building and Construction reported double-digit demand growth in all geographic areas except North America, where end-market conditions remain sluggish. Construction chemicals continued to benefit from trends toward remodeling, with year-over-year demand growth for these products exceeding 20 percent. Demand in Asia Pacific for STYROFOAM™ brand insulation products grew solidly as stringent building codes continued to support demand. Dow Coating Materials reported sales gains in both architectural and industrial coatings, led by solid price increases, particularly in industrial coatings where favorable supply/demand fundamentals in epoxy are driving pricing trends. In architectural coatings, volume gains were reported in Asia Pacific and North America, areas where the business continued to benefit from newly-launched products related to unique innovations for residential paint end-markets. In industrial coatings, a decline in volume was more than offset by higher pricing, as double-digit price gains were reported in all geographic areas.

EBITDA for the segment was $128 million, which compares with EBITDA of $123 million in the same period last year.

Health and Agricultural Sciences

Health and Agricultural Sciences had record fourth quarter sales of $1.3 billion, up 19 percent compared with the year-ago period. Volume increased 20 percent, with price down 1 percent. All geographic areas reported double-digit volume growth versus the same period last year.

Agricultural chemical sales growth was led by Latin America, with 26 percent growth in the peak selling quarter. The region’s growth came from strong range and pasture sales, the introduction of new formulations, and a return to normal weather in Argentina following drought conditions in the prior year. New products supported 13 percent sales growth in agricultural chemicals in North America. Asia Pacific benefited from new product sales across the region, and heavy rain in Australia drove strong demand for fungicides. Globally, agricultural chemical new product sales were up 24 percent versus the same quarter last year, and up 35 percent for the full-year, exceeding the original goal of reaching $400 million in revenue from new molecules in the year.

Seeds, Traits and Oils posted 32 percent sales gains driven by growth in corn and cotton. The positive performance of new SmartStax™ hybrids in North America and a shift in Latin America toward greater use of HerculexTM insect protection drove increased volume growth for corn. Cotton continued to experience strong sales growth with the success of WidestrikeTM insect protection, while the canola business delivered double-digit gains due to higher sales of NexeraTM seeds.

EBITDA for the segment was $72 million, which compares with $69 million in the year-ago period. Full-year EBITDA of $640 million includes more than $125 million in investments for growth.

Performance Systems

Sales in Performance Systems were $1.6 billion, up 17 percent compared with the same quarter last year. Volume increased 9 percent and price was up 8 percent. Volume increased in all geographic areas

™SmartStax multi-event technology developed by Dow AgroSciences and Monsanto. SmartStax is a trademark of Monsanto Technology, LLC.

TMTrademark of The Dow Chemical Company or an affiliated company of Dow.

and in all businesses. Dow Automotive Systems reported a double-digit improvement in volume, led by strong demand in North America. The business also reported demand growth for its technology-differentiated products used in acoustical, glass bonding and body structure applications. Additionally, the business reported a demand increase of more than 20 percent for its polyurethane foams and systems formulations. Dow Elastomers reported sales growth versus last year, primarily driven by volume increases in North America and Europe, Middle East and Africa (EMEA). Dow Formulated Systems reported sales gains in all geographic areas, led by North America and Asia Pacific. The business continues to see robust demand for wind energy applications, particularly in Asia Pacific. A significant rebound in energy efficiency products (e.g., rigid panel insulation) and in road and bridge protection applications drove the expansion in North America. In EMEA, the business reported particularly robust demand for rigid panel insulation in Russia. Dow Wire and Cable reported double-digit sales gains, driven by demand for power applications. Demand growth in the emerging regions was led by Latin America, as well as EMEA.

EBITDA for the segment was $198 million in the quarter, which includes a $9 million asset impairment and an $8 million charge related to the Styron divestiture. This compares with EBITDA of $149 million in the year-ago period.

Performance Products

Sales in Performance Products were $2.7 billion, up 23 percent compared with the same period last year. Volume rose 11 percent and price rose 12 percent. Double-digit demand growth was reported in North America and EMEA. Volume also increased in all businesses except Performance Monomers, which was flat, and Amines as the availability of ethylene oxide was limited due to the implementation of Dow’s ethylene oxide-only technology on the U.S. Gulf Coast. Polyglycols, Surfactants and Fluids reported double-digit sales increases in Asia Pacific and EMEA. Demand in these areas was particularly strong for lubricants, surfactants, and high temperature heat transfer fluids used in concentrated solar power applications. Epoxy reported a strong upturn in sales, with volume growth of more than 40 percent, led by EMEA and North America. Volume growth for phenol remained strong as demand for downstream end-uses such as polycarbonate for automobiles, optical media and electronics remained healthy in the quarter. Polyurethanes reported a strong increase in sales, with volume gains across the business. Demand growth was recorded in all geographic areas except Asia Pacific, as the business implemented price gains to recapture margin. Oxygenated Solvents reported sales increases across all geographic areas, with volume growth of more than 25 percent. This was driven by growth in electronics, health and nutrition, oil additives, de-icers and refrigerant end-uses.

EBITDA for the segment was $264 million, which includes asset impairments and related costs of $82 million and a $13 million charge related to the Styron divestiture. This compares with EBITDA of $303 million in the year-ago period, which included a goodwill impairment loss of $7 million and a gain of $5 million relating to the Company’s sale of OPTIMAL.

Plastics

Sales in Plastics were $2.9 billion, up 20 percent from the same quarter last year. Volume increased   4 percent, while price rose 16 percent. Polyethylene reported a significant sales increase, led primarily by price gains in all geographic areas resulting from tight industry supply and in response to higher feedstock costs. The Company’s focus on reliability continued in the quarter, as several manufacturing units delivered record levels of production. In addition, Dow’s joint venture, Siam Polyethylene Company Limited, successfully started up its solution polyethylene train in Thailand in the quarter. Polypropylene reported a double-digit sales gain driven by both pricing and continued strong demand in all geographic areas due to tight raw material supply and growing demand in emerging regions for automotive, consumer durable goods and packaging end-markets.

Equity earnings for the segment were $68 million, compared with a loss of $1 million in the year-ago period, which was reduced $65 million for an impairment related to Equipolymers. Full-year equity earnings were higher, largely due to the Company’s joint ventures in Kuwait, which benefited from the first full year of capacity expansions versus last year. Plastics EBITDA for the quarter was $765 million, which includes a $5 million charge related to the Styron divestiture. This compares with $548 million in the year-ago period, which included a $65 million charge related to Equipolymers.

Chemicals and Energy

Sales in the Chemicals and Energy segment were $932 million, up 13 percent from the same year-ago period. Volume decreases of 3 percent were more than offset by price gains of 16 percent. The Chlor-Alkali/Chlor-Vinyl business reported higher sales driven by solid price gains of 20 percent and higher volume in North America and EMEA. The largest price improvement was seen in caustic soda, as improving demand in alumina and pulp and paper industries, coupled with tight supply, supported pricing initiatives. Vinyl chloride monomer (VCM) sales were higher versus same period last year due to significant U.S. polyvinyl chloride (PVC) export demand that offset continued weakness in construction end-markets in the United States. The Chlorinated Organics business reported higher sales due to improved pricing in refrigerants, fluoropolymers and solvents applications. Ethylene Oxide/Ethylene Glycol (EO/EG) volumes were down from the year-ago period, mainly due to the shutdown of capacity in the United Kingdom. This was partly offset by higher pricing due to improved industry supply/demand fundamentals.

Equity earnings were $100 million for the quarter, compared with $69 million in the year-ago period, due to improved results in MEGlobal and EQUATE. EBITDA for the quarter was $173 million. This compares with EBITDA in the year-ago period of $20 million, which included $6 million of the Company’s gain on the sale of OPTIMAL.

Review of Results for 2010

For the full-year 2010, Dow reported sales of $53.7 billion. Excluding the impact of divestitures, sales rose 26 percent versus the prior year, with double-digit gains in all operating segments except Health and Agricultural Sciences, which rose 7 percent. Sales increased more than 20 percent in each of the geographic areas. Sales in the emerging geographies surpassed $16 billion in the year, setting an all-time record for the Company. Additionally, sales in Asia Pacific topped $9 billion in the year, also representing an all-time record.

At the Company level, volume rose 12 percent, with double-digit growth reported in all geographic areas except Latin America, which was up 8 percent. All Performance operating segments reported double-digit volume growth except Coatings and Infrastructure, which reported an increase of 4 percent due to continued weakness in the construction industry.

Price rose 14 percent at the Company level, with broad-based gains in all geographic areas, led by North America (16 percent) and EMEA (15 percent). All operating segments reported year-over-year price improvements except for Health and Agricultural Sciences (down 4 percent) and Electronic and Specialty Materials, which was flat. Price increases more than offset a $5 billion increase in purchased feedstock and energy costs. Gains were most notable in the Basics segments, which collectively reported a year-over-year increase of 29 percent.

EBITDA excluding certain items totaled $7.5 billion, a 36 percent improvement versus 2009 EBITDA on a pro forma basis. For the full year, the Company expanded EBITDA margin more than 200 basis points. All operating segments reported year-over-year margin expansion with the exception of Coatings and Infrastructure. The Company has achieved year-over-year EBITDA margin expansion for seven consecutive quarters.

Dow reported full-year earnings of $1.72 per share, or $1.97 per share excluding certain items. Reported earnings for 2009 were $0.32 per share, or $0.63 per share excluding certain items and discontinued operations. (See supplemental information at the end of the release for a description of certain items affecting results.)

Dow’s global operating rate was 83 percent, up 9 percentage points versus 2009, as key end-markets continued to recover.

The Company continued to invest for growth in 2010. R&D expenses rose 6 percent versus pro forma spending in the prior year, reaching nearly $1.7 billion. SG&A expenses fell 5 percent versus 2009 pro forma spending, despite increased spending in Health and Agricultural Sciences to support new product launches and commercial activities related to recent seed acquisitions.

Outlook

Commenting on the Company’s outlook, Liveris said:

“Dow is well-positioned for the improving economic climate and will continue to benefit from growth in high-margin sectors, such as electronics and packaging, driven by innovative products and technologies, coupled with our expanding presence in emerging markets. We demonstrated the success of our strategy over the course of 2010, as volume grew and margins expanded in our combined Performance segments, and our Basics businesses benefited from advantaged feedstocks in a much improved demand environment.

“Looking ahead, we expect growth will continue, driven by a broad range of leading end-markets in emerging geographies such as China, India, Eastern Europe and Brazil. Signs of improvement in industrial and B2B markets in North America and Europe give us optimism that we will see continued growth in these developed markets. Overall, the world continues to recover to pre-recession levels. However, with inflation concerns in emerging geographies, lingering unemployment issues in the United States and sovereign debt issues in Europe, we remain prepared for a reversal in momentum.

“We have delivered a transformed portfolio that is increasingly targeted towards growth geographies, sectors and markets – while remaining well-balanced to mitigate against uncertainty. In addition to the Rohm and Haas acquisition, we have directly invested more than $5 billion over the last two years to address these growth opportunities and further strengthen our leadership positions. The Company’s success will continue to be driven by our transformed business portfolio, our expanding presence in emerging geographies and our investments in innovations which are aimed at the intersection of the greatest societal needs and discontinuous business opportunities.”

Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company’s more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions, except per share amounts (Unaudited)	2010	2009	2010	2009
Net Sales	$13,771	$12,466	$53,674	$44,875
Cost of sales	11,818	10,860	45,780	39,148
Research and development expenses	443	419	1,660	1,492
Selling, general and administrative expenses	659	698	2,609	2,487
Amortization of intangibles	132	157	509	399
Goodwill impairment loss (Note B)	-	7	-	7
Restructuring charges (credits) (Note C)	(3)	8	26	689
Purchased in-process research and development charge (Note D)	-	7	-	7
Acquisition and integration related expenses (Note E)	45	45	143	166
Asbestos-related credit (Note F)	54	-	54	-
Equity in earnings of nonconsolidated affiliates	313	219	1,112	630
Sundry income (expense) - net (Note G)	(43)	58	125	891
Interest income	13	12	37	39
Interest expense and amortization of debt discount	368	404	1,473	1,571
Income from Continuing Operations Before Income Taxes	646	150	2,802	469
Provision (Credit) for income taxes	133	(28)	481	(97)
Net Income from Continuing Operations	513	178	2,321	566
Income from discontinued operations, net of income taxes (Note H)	-	-	-	110
Net Income	513	178	2,321	676
Net income attributable to noncontrolling interests	2	6	11	28
Net Income Attributable to The Dow Chemical Company	511	172	2,310	648
Preferred stock dividends	85	85	340	312
Net Income Available for The Dow Chemical Company Common Stockholders	$426	$87	$1,970	$336

Per Common Share Data:
Net income from continuing operations available for common stockholders	$0.38	$0.08	$1.75	$0.22
Discontinued operations attributable to common stockholders	-	-	-	0.10
Earnings per common share - basic	$0.38	$0.08	$1.75	$0.32

Net income from continuing operations available for common stockholders	$0.37	$0.08	$1.72	$0.22
Discontinued operations attributable to common stockholders	-	-	-	0.10
Earnings per common share - diluted	$0.37	$0.08	$1.72	$0.32

Common stock dividends declared per share of common stock	$0.15	$0.15	$0.60	$0.60
Weighted-average common shares outstanding - basic	1,132.6	1,113.0	1,125.9	1,043.2
Weighted-average common shares outstanding - diluted	1,153.3	1,127.2	1,143.8	1,053.9

Depreciation	$572	$611	$2,289	$2,291
Capital Expenditures	$942	$858	$2,130	$1,683
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

Note A:  The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: During the fourth quarter of 2009, the Company recorded a pretax charge of $7 million for a goodwill impairment loss related to the Dow Haltermann reporting unit.

Note C:  In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. As a result, the Company recorded restructuring charges of $677 million in the second quarter of 2009.  In the fourth quarter of 2009, the Company recorded adjustments to the 2009 restructuring plan of $13 million and a $5 million reduction in the 2007 restructuring plan.

     In the first half of 2010, the Company recorded adjustments to the 2009 restructuring plan of $29 million. In the fourth quarter of 2010, the Company recorded a $3 million reduction in the 2008 restructuring plan. See Supplemental Information for additional information.

Note D: In the fourth quarter of 2009, a pretax charge of $7 million was recorded for estimated values assigned to purchased in-process research and development related to a technology purchase within the Ventures business, aligned with Corporate.

Note E:  On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the fourth quarter of 2009, pretax charges totaling $45 million ($166 million for the year) were recorded for transaction and integration costs related to the acquisition. During the fourth quarter of 2010, integration costs totaled $45 million ($143 million for the year).

Note F: In December 2010, Union Carbide reduced its asbestos-related liability $54 million based on a new study completed in the fourth quarter by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

Note G: In the fourth quarter of 2010, the Company recorded a $47 million pretax charge for an obligation related to a past divestiture.
     On September 1, 2009, the Company completed the sale of Total Raffinaderij Nederland N.V., a nonconsolidated affiliate, and recognized a net pretax gain of $457 million, which consisted of a $513 million gain on the sale included in “Sundry income (expense) – net,” offset by $56 million in hedging losses included in “Cost of sales.”

     On September 30, 2009, the Company completed the sale of the OPTIMAL Group of Companies, nonconsolidated affiliates, and recognized a $328 million pretax gain in the third quarter of 2009 and a $11 million pretax favorable adjustment to the gain in the fourth quarter of 2009.

In the third quarter of 2010, the Company recognized a pretax loss on the early extinguishment of debt of $46 million; a pretax loss of $56 million was recognized in the third quarter of 2009.

Note H:  On June 30, 2009, the Company completed the sale of the Calcium Chloride business and recognized a pretax gain of $162 million.  The results of the Calcium Chloride business, including the second quarter of 2009 gain, are reflected as discontinued operations in 2009.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets
	Dec. 31,	Dec. 31,
In millions (Unaudited)	2010	2009
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2010: $145)	$7,039	$ 2,846
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2010: $128; 2009: $160)	4,616	5,656
Other	4,428	3,539
Inventories	7,087	6,847
Deferred income tax assets - current	611	654
Total current assets	23,781	19,542
Investments
Investment in nonconsolidated affiliates	3,453	3,224
Other investments (investments carried at fair value - 2010: $2,064; 2009: $2,136)	2,542	2,561
Noncurrent receivables	388	210
Total investments	6,383	5,995
Property
Property	51,648	53,567
Accumulated depreciation	33,980	35,426
Net property (variable interest entities restricted - 2010: $1,388)	17,668	18,141
Other Assets
Goodwill	12,967	13,213
Other intangible assets (net of accumulated amortization - 2010: $1,805; 2009: $1,302)	5,530	5,966
Deferred income tax assets - noncurrent	2,079	2,039
Asbestos-related insurance receivables - noncurrent	220	330
Deferred charges and other assets	960	792
Total other assets	21,756	22,340
Total Assets	$69,588	$ 66,018

Liabilities and Equity
Current Liabilities
Notes payable	$1,467	$ 2,139
Long-term debt due within one year	1,755	1,082
Accounts payable:
Trade	4,356	4,153
Other	2,249	2,014
Income taxes payable	349	176
Deferred income tax liabilities - current	105	78
Dividends payable	257	254
Accrued and other current liabilities	3,358	3,209
Total current liabilities	13,896	13,105
Long-Term Debt	20,605	19,152
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,295	1,367
Pension and other postretirement benefits - noncurrent	7,492	7,242
Asbestos-related liabilities - noncurrent	663	734
Other noncurrent obligations	2,995	3,294
Total other noncurrent liabilities	12,445	12,637
Stockholders' Equity
Preferred stock, series A ($1.00 par, $1,000 liquidation preference, 4,000,000 shares)	4,000	4,000
Common stock	2,931	2,906
Additional paid-in capital	2,286	1,913
Retained earnings	17,736	16,704
Accumulated other comprehensive loss	(4,399)	(3,892)
Unearned ESOP shares	(476)	(519)
Treasury stock at cost	(239)	(557)
The Dow Chemical Company's stockholders' equity	21,839	20,555
Noncontrolling interests	803	569
Total equity	22,642	21,124
Total Liabilities and Equity	$69,588	$ 66,018
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2010	2009	2010	2009 (1)
Sales by operating segment
Electronic and Specialty Materials	$1,280	$1,135	$5,040	$4,239
Coatings and Infrastructure	1,235	1,276	5,365	5,173
Health and Agricultural Sciences	1,276	1,076	4,869	4,537
Performance Systems	1,594	1,592	6,676	5,902
Performance Products	2,739	2,579	10,903	9,065
Plastics	2,918	2,889	11,551	9,925
Chemicals and Energy	932	823	3,485	2,816
Hydrocarbons	1,696	1,039	5,442	3,892
Corporate	101	57	343	1,095
Total	$13,771	$12,466	$53,674	$46,644
EBITDA (2) by operating segment
Electronic and Specialty Materials	$424	$390	$1,612	$1,010
Coatings and Infrastructure	128	123	743	518
Health and Agricultural Sciences	72	69	640	577
Performance Systems	198	149	855	666
Performance Products	264	303	1,311	1,107
Plastics	765	548	2,910	1,665
Chemicals and Energy	173	20	574	103
Hydrocarbons	(2)	(1)	(1)	391
Corporate	(266)	(255)	(1,444)	(1,092)
Total	$1,756	$1,346	$7,200	$4,945
Certain items increasing (reducing) EBITDA by operating segment (3)
Electronic and Specialty Materials	$-	$-	$(8)	$(172)
Coatings and Infrastructure	-	-	(5)	(254)
Health and Agricultural Sciences	-	-	-	15
Performance Systems	(17)	-	(2)	(29)
Performance Products	(95)	(2)	(84)	43
Plastics	(5)	(65)	7	(66)
Chemicals and Energy	-	6	-	118
Hydrocarbons	-	-	-	392
Corporate	(35)	(60)	(230)	(623)
Total	$(152)	$(121)	$(322)	$(576)
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$126	$133	$449	$290
Coatings and Infrastructure	-	-	2	3
Health and Agricultural Sciences	(1)	(1)	2	2
Performance Systems	8	(2)	8	4
Performance Products	3	4	5	31
Plastics	68	(1)	255	112
Chemicals and Energy	100	69	344	163
Hydrocarbons	13	18	63	33
Corporate	(4)	(1)	(16)	(8)
Total	$313	$219	$1,112	$630

Sales by Geographic Area (4)
	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2010	2009	2010	2009 (1)
North America	$4,788	$4,123	$19,427	$16,800
Europe, Middle East and Africa	4,703	4,436	18,464	16,391
Asia Pacific	2,511	2,369	9,630	8,211
Latin America	1,769	1,538	6,153	5,242
Total	$13,771	$12,466	$53,674	$46,644

Sales Volume and Price by Operating Segment and Geographic Area
	Three Months Ended			Twelve Months Ended
	Dec. 31, 2010			Dec. 31, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	13%	-	13%	19%	-	19%
Coatings and Infrastructure	(10)%	7%	(3)%	(3)%	7%	4%
Health and Agricultural Sciences	20%	(1)%	19%	11%	(4)%	7%
Performance Systems	(6)%	6%	-	7%	6%	13%
Performance Products	(4)%	10%	6%	5%	15%	20%
Plastics	(12)%	13%	1%	(8)%	24%	16%
Chemicals and Energy	(3)%	16%	13%	6%	18%	24%
Hydrocarbons	47%	16%	63%	5%	35%	40%
Total	1%	9%	10%	2%	13%	15%
North America	5%	11%	16%	1%	15%	16%
Europe, Middle East and Africa	(1)%	7%	6%	-	13%	13%
Asia Pacific	(2)%	8%	6%	6%	11%	17%
Latin America	5%	10%	15%	4%	13%	17%
Total	1%	9%	10%	2%	13%	15%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (5)
	Three Months Ended			Twelve Months Ended
	Dec. 31, 2010			Dec. 31, 2010 (1)
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	13%	-	13%	19%	-	19%
Coatings and Infrastructure	(1)%	7%	6%	4%	8%	12%
Health and Agricultural Sciences	20%	(1)%	19%	11%	(4)%	7%
Performance Systems	9%	8%	17%	15%	6%	21%
Performance Products	11%	12%	23%	14%	17%	31%
Plastics	4%	16%	20%	1%	27%	28%
Chemicals and Energy	(3)%	16%	13%	6%	18%	24%
Hydrocarbons	57%	17%	74%	38%	46%	84%
Total	12%	10%	22%	12%	14%	26%
North America	13%	12%	25%	12%	16%	28%
Europe, Middle East and Africa	14%	8%	22%	12%	15%	27%
Asia Pacific	9%	9%	18%	13%	12%	25%
Latin America	11%	11%	22%	8%	14%	22%
Total	12%	10%	22%	12%	14%	26%

(1)	Pro forma amounts or comparisons, reflecting the combination of historical information of Dow and Rohm and Haas.

(2)
The Company uses EBITDA (which Dow defines as earnings before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes.  EBITDA by operating segment includes all operating items relating  to the businesses; items that principally apply to the Company as a whole are assigned to Corporate.  A reconciliation of EBITDA to "Income (Loss) from Continuing Operations Before Income Taxes" is provided below:

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009 (1)
EBITDA	$1,756	$1,346	$7,200	$4,945
- Depreciation and amortization	755	804	2,962	3,075
+ Interest income	13	12	37	42
- Interest expense and amortization of debt discount	368	404	1,473	1,960
Income (Loss) from Continuing Operations Before Income Taxes	$646	$150	$2,802	$(48)

(3)	See Supplemental Information for a description of certain items affecting results in 2010 and 2009.

(4)
Sales to customers in the Middle East and Africa, previously reported with India, Middle East and Africa ("IMEA"), are now aligned with Europe, Middle East and Africa; sales to customers in the Indian subcontinent, previously reported with IMEA, are now aligned with Asia Pacific; prior period sales have been adjusted to reflect this realignment.

(5)
Excludes sales of the Salt business of Rohm and Haas Company divested on October 1, 2009, sales related to TRN divested on September 1, 2009, sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010 and sales of Styron divested on June 17, 2010.

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2010 and December 31, 2009.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Goodwill impairment losses	-	$(7)	-	$(7)	-	$(0.01)
Asset impairments and related costs	$(91)	-	$(72)	-	$(0.06)	-
Restructuring charges	3	(8)	2	(4)	-	-
Purchased in-process research and development charges	-	(7)	-	(5)	-	(0.01)
Transaction, integration and other acquisition costs	(45)	(45)	(29)	(34)	(0.03)	(0.03)
Asbestos-related credit	54	-	34	-	0.03	-
Loss on divestiture of Styron	(26)	-	(17)	-	(0.01)	-
Obligation related to past divestiture	(47)	-	(30)	-	(0.03)	-
Equipolymers impairment	-	(65)	-	(65)	-	(0.06)
Gain on sale of OPTIMAL	-	11	-	7	-	0.01
Total Dow	$(152)	$(121)	$(112)	$(108)	$(0.10)	$(0.10)
(1)	Impact on “Income from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income from Continuing Operations”
(3)	Impact on “Net income from continuing operations available for common stockholders - Earnings per common share – diluted”

Results from continuing operations in the fourth quarter of 2010 were impacted by the following items:

•
Pretax charges totaling $91 million for asset impairments and related costs in the Polyurethanes business, the Epoxy business and Dow Automotive Systems. The charges were included in “Cost of sales” in the consolidated statements of income and reflected in Performance Systems ($9 million) and Performance Products ($82 million).

•
Pretax reduction of $3 million in the 2008 restructuring charge to adjust the severance reserve. The net impact of the reduction was shown as “Restructuring charges” in the consolidated statements of income and reflected in Corporate.

•
Pretax charges totaling $45 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges were included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Pretax reduction of $54 million in the asbestos-related liability for pending and future claims (excluding future defense and processing costs). The reduction was shown as “Asbestos-related credit” in the consolidated statements of income and reflected in Corporate.

•
A $26 million pretax decrease in the gain ($17 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The adjustment included the finalization of the working capital adjustments and additional costs to sell. The decrease in the gain was included in “Sundry income (expense) – net” and reflected in Performance Systems ($8 million), Performance Products ($13 million) and Plastics ($5 million).

•
A pretax charge of $47 million for an obligation related to a past divestiture. The charge was shown as “Sundry income (expense) – net” in the consolidated statements of income and reflected in Corporate.

Results from continuing operations in the fourth quarter of 2009 were impacted by the following items:

•
Goodwill impairment loss of $7 million related to the Dow Haltermann reporting unit. The loss is shown as “Goodwill impairment losses” in the consolidated statements of income and reflected in Performance Products.

•
Net pretax restructuring charges of $8 million. The Company recorded a pretax $13 million unfavorable adjustment related to pension settlement costs associated with 2009 restructuring activities and a $5 million reduction in the severance reserve related to 2007 restructuring activities. The net impact of the adjustments, which is shown as “Restructuring charges” in the consolidated statements of income, impacted Corporate.

•
Pretax charge of $7 million for purchased in-process research and development (“IPR&D”) related to a technology purchase in the Ventures business. The charge is shown as “Purchased in-process research and development charges” in the consolidated statements of income and reflected in Corporate.

•
Pretax charges totaling $45 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.

•
Pretax charges totaling $65 million for an impairment related to Equipolymers, a nonconsolidated affiliate. The charge is shown as “Equity in earnings of nonconsolidated affiliates” in the consolidated statements of income and reflected in Plastics.

•
Pretax $11 million favorable adjustment to the gain on the sale of the OPTIMAL Group of Companies (“OPTIMAL”), nonconsolidated affiliates, on September 30, 2009, included in “Sundry income (expense) – net,” and reflected in Performance Products ($5 million) and Chemicals and Energy ($6 million).

The following table summarizes the impact of certain items recorded in the years ended December 31, 2010 and December 31, 2009. Prior period amounts reflect certain items reported by both Dow and Rohm and Haas.

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
One-time increase in cost of sales related to fair valuation of Rohm and Haas inventories	-	$(209)	-	$(132)	-	$(0.13)
Goodwill impairment losses	-	(7)	-	(7)	-	(0.01)
Asset impairments and related costs	$(91)	-	$(72)	-	$(0.06)	-
Restructuring charges	(26)	(689)	(14)	(466)	(0.02)	(0.45)
Purchased in-process research and development charges	-	(7)	-	(5)	-	(0.01)
Transaction, integration and other acquisition costs	(143)	(226)	(93)	(170)	(0.08)	(0.16)
Asbestos-related credit	54	-	34	-	0.03	-
Dow Corning restructuring	-	(29)	-	(27)	-	(0.03)
Gain (Loss) on divestiture of Styron	27	-	(56)	-	(0.04)	-
Labor-related litigation matter	(50)	-	(33)	-	(0.03)	-
Obligation related to past divestiture	(47)	-	(30)	-	(0.03)	-
Equipolymers impairment	-	(65)	-	(65)	-	(0.06)
Gain on sale of TRN	-	457	-	321	-	0.29
Gain on sale of OPTIMAL	-	339	-	198	-	0.18
Loss on early extinguishment of debt	(46)	(56)	(29)	(36)	(0.02)	(0.03)
Total Dow	$(322)	$(492)	$(293)	$(389)	$(0.25)	$(0.41)
Rohm and Haas Certain Items:
Impact of Hurricanes Gustav and Ike	-	$(2)
Restructuring charges	-	(2)
Transaction and other acquisition costs	-	(80)
Total Pro Forma	-	$(576)
(1)	Impact on “Income from Continuing Operations Before Income Taxes”
(2)	Impact on “Net Income from Continuing Operations”
(3)	Impact on “Net income from continuing operations available for common stockholders - Earnings per common share – diluted”

In addition to the items described above for the fourth quarter of 2010, results from continuing operations for the year ended December 31, 2010 were impacted by the following items:

•
Pretax adjustments to the 2009 restructuring charge of $29 million, including $16 million related to additional asset impairments, approximately half of which was related to a consolidated joint venture, and $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges were shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million), Performance Products ($15 million) and Corporate ($1 million).

•
Pretax charges totaling $98 million in the first nine months of 2010 for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges were included in “Acquisition and integration related expenses” and reflected in Corporate.

•
Pretax gain of $53 million ($39 million loss after tax) on the divestiture of Styron. The pretax gain was included in “Sundry income (expense) – net” and was reflected in Performance Systems ($15 million), Performance Products ($26 million) and Plastics ($12 million).

•	Pretax charge of $50 million for a labor-related litigation matter included in “Cost of sales” and reflected in Corporate.

•	Pretax loss of $46 million on the early extinguishment of debt included in “Sundry Income (expense) - net” and reflected in Corporate.

In addition to the items described above for the fourth quarter of 2009, results from continuing operations for the year ended December 31, 2009 were impacted by the following items:

•
The one-time increase in cost of sales of $209 million related to the fair value step-up of inventories acquired from Rohm and Haas on April 1, 2009, and sold in the second quarter of 2009. The increase was included in “Cost of sales” in the consolidated statements of income and reflected in the operating segments as follows: $75 million in Electronic and Specialty Materials, $82 million in Coatings and Infrastructure, $30 million in Performance Systems and $22 million in Performance Products.

•
Net pretax restructuring charges of $681 million. In June 2009, the Company’s Board of Directors approved a restructuring plan that incorporates actions related to the Company’s acquisition of Rohm and Haas as well as additional actions to advance the Company’s strategy and respond to continued weakness in the global economy. The restructuring plan includes the shutdown of a number of facilities and a global workforce reduction. As a result, the Company recorded restructuring charges totaling $677 million, including asset write-downs and write-offs of $454 million, severance costs of $155 million and costs associated with exit or disposal activities (primarily environmental remediation) of $68 million. The impact of the second quarter charges, which was shown as “Restructuring charges” in the consolidated statements of income, was reflected in the operating segments as follows: $68 million in Electronic and Specialty Materials, $171 million in Coatings and Infrastructure, $73 million in Performance Products, $1 million in Plastics, $75 million in Chemicals and Energy, $65 million in Hydrocarbons and $224 million in Corporate. In addition, the Company recorded a $15 million reduction in the 2007 restructuring reserve, which was reflected in Health and Agricultural Sciences, and a net increase of $19 million to the 2008 restructuring charge resulting from adjustments to severance, reflected in Corporate.

•
Pretax charges totaling $181 million for transaction ($121 million included in “Acquisition and integration related expenses”) and other acquisition costs ($60 million primarily included primarily in “Selling, general and administrative expenses”) related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.

•
The Company’s $29 million share of a restructuring charge recognized by Dow Corning Corporation, a 50 percent owned nonconsolidated affiliate of the Company. This charge was reflected in “Equity in earnings of nonconsolidated affiliates” and the Electronic and Specialty Materials segment.

•
Net pretax gain of $457 million on the sale of Total Raffinaderij Nederland N.V. (“TRN”), a nonconsolidated affiliate, on September 1, 2009. The net gain consisted of a $513 million gain on the sale included in “Sundry income (expense) – net,” offset by $56 million in hedging losses included in “Cost of sales,” reflected in Hydrocarbons.

•
Pretax gain of $328 million on the sale of OPTIMAL, included in “Sundry income (expense) – net,” and reflected in the operating segments as follows:  $1 million in Performance Systems, $140 million in Performance Products and $187 million in Chemicals and Energy.

•	Pretax loss of $56 million on the early extinguishment of debt included in “Sundry income (expense) – net,” reflected in Corporate.

Pro forma results from continuing operations for the year ended December 31, 2009 were also impacted by the following Rohm and Haas items:

•	Pretax costs totaling $2 million in the first quarter of 2009 related to Hurricanes Gustav and Ike, impacting Corporate.

•	Net pretax restructuring charges totaling $2 million in the first quarter of 2009 for asset impairments impacting Coatings and Infrastructure ($1 million) and Corporate ($1 million).

•	Pretax charges totaling $80 million in the first quarter of 2009 for transaction costs related to the April 1, 2009 acquisition of Rohm and Haas, reflected in Corporate.